Exhibit 4.1(b)
[FORM OF NOTE]

THE SECURITIES EVIDENCED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (i) EFFECTIVE REGISTRATION STATEMENTS RELATED THERETO, (ii) AN OPINION OF COUNSEL FOR THE INVESTOR, REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATIONS ARE NOT REQUIRED AND THAT ANY APPLICABLE PROSPECTUS DELIVERY REQUIREMENTS ARE NOT APPLICABLE OR (iii) RECEIPT OF NO-ACTION LETTERS FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES. THESE SECURITIES WERE OBTAINED FROM THE COMPANY UNDER AN AGREEMENT THAT INCLUDES ADDITIONAL RESTRICTIONS ON TRANSFER AND COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

APROGENEX, INC.

CONVERTIBLE NOTE

HOUSTON, TEXAS	No. ____

________ ___, 1996	$____________

FOR VALUE RECEIVED, APROGENEX, INC., a Delaware corporation (the Company), hereby promises to pay to [Name of Payee], the principal sum of [Principal Amount of Note] together with interest on the unpaid balance of said principal sum from the date hereof at the rate per annum equal to the lesser of (i) 10% and (ii) the maximum non-usurious contract rate of interest allowed from time to time by applicable law (the Highest Lawful Rate), in each case, calculated on the basis of a year of 365 days, for the actual number of days elapsed. Unless converted earlier as provided below, all principal and accrued interest on this Note shall be due and payable on May 29. 1998, 1998. No interest will be payable until maturity of the Note, but will accrue at the rate set forth above; the amount of such accrued interest shall compound quarterly on the 15th day of each February, May, August and November that this Note is outstanding and unpaid. All payments will be made in New York City as specified in the Agreement (as defined below).

This Note is one of a series of notes of similar tenor being issued at this time (the Notes) pursuant to a Convertible Note Subscription Agreement (the Agreement) among the Company and the purchasers named therein, to which Agreement and all agreements supplemental thereto reference is hereby made for a statement of certain of the respective rights thereunder of the Company and the holders of the Notes, and the terms upon which the Notes are, and are to be, issued. This Note is entitled to the rights and subject to the limitations relating to Notes that are included in the Agreement. This Note is an unsecured obligation of the Company.

The Notes are redeemable upon the terms and conditions set forth in the Agreement. The Notes are redeemable at a price equal to 100% of the principal amount of the Notes to be redeemed together with accrued and unpaid interest to the date fixed by the Company for such redemption.

The entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of any petition in bankruptcy or any petition for relief under the provisions of the federal bankruptcy act or any other state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

The Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Notes under the Agreement at any time by the Company with the consent of the holders of 51% in aggregate principal amount of the Notes at the time outstanding, as defined in the Agreement. The Agreement also contains provisions permitting the holders of 51% in aggregate principal amount of the Notes at the time Outstanding (as defined in the Agreement) on behalf of all the holders of all the Notes, by written consent to waive compliance by the Company with certain provisions of the Agreement and certain past defaults under the Agreement and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent and waiver is made upon this Note.

The holder of this Note may convert the principal of and related accrued and unpaid interest on this Note, subject to the terms and conditions of the Agreement, into shares of common stock of the Company, par value $.001 per share (Common Stock) at a conversion price that initially shall be $1.10 per share of Common Stock, which conversion price is subject to adjustment from time to time as provided in the Agreement. If any fraction of a share of Common Stock would otherwise be issuable on the conversion of any of the Notes, the Company instead shall pay an amount in cash (computed to the nearest cent) equal to the then Fair Value (as defined in the Agreement) of a share of Common Stock multiplied by such fraction.

Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner and holder of this Note for the purpose of receiving payment of principal of and interest on this Note and for all other purposes whatsoever, whether or not this Note shall be overdue, and the Company shall not be affected by notice to the contrary.

Regardless of any provision contained herein, or in any other document executed in connection herewith, the holder hereof shall never be entitled to receive, collect or apply, as interest hereon, any unearned interest or any amount in excess of the Highest Lawful Rate, and in the event the holder hereof ever receives, collects or applies, as interest, any unearned interest or any such excess, such amount shall be deemed a partial prepayment of principal, and, if the principal hereof is paid in full, any remaining excess shall forthwith be refunded to the Company. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Company and the holder hereof shall, to the maximum extent permitted by law, (a) characterize any non principal payment as an expense or fee rather than as interest,
(b) exclude voluntary prepayment and the effects thereof and
(c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout the entire term hereof.

In the event of any successful action to collect this Note, the Company shall pay all costs and expenses of collection of the holder of this Note, including reasonable attorneys' fees.

The Company and all endorsers, guarantors and assignors, if any, of this Note severally waive notice of default, presentation or demand for payment and protest and notice of nonpayment or dishonor.

This Note was issued with original issue discount. A holder should direct to the Company, Attn: Vice President - Finance, 8000 El Rio Street, Houston, Texas 77054-4104, telephone number (713) 748-5114, fax number (713) 748-6012, any questions regarding the issue price, the amount of the original issue discount, the issue date, or the yield to maturity with respect to the Note.

The provisions of this Note shall be governed by, and construed in accordance with, the laws of the State of New
York, without reference to principles of conflicts of law, and applicable federal law.

IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the date first hereinabove set forth.

	APROGENEX, INC.


	By:
		J. Donald Payne
		Vice President - Finance